As filed with the Securities and Exchange Commission on September 8, 2015	File No. 333-174351
File No. 333-152997
File No. 333-108108
File No. 333-66387

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8 REGISTRATION STATEMENT No. 333-174351

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT No. 333-152997

FORM S-8 REGISTRATION STATEMENT No. 333-108108

FORM S-8 REGISTRATION STATEMENT No. 333-66387

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PALMETTO BANCSHARES, INC.

(Exact Name of Registrant as Specified in Its Charter)

South Carolina	74-2235055
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

306 East North Street, Greenville, South Carolina 29601

(800) 725-2265

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Palmetto Bancshares, Inc. 2011 Stock Incentive Plan

Palmetto Bancshares, Inc. 2008 Restricted Stock Plan

Amended and Restated Palmetto Bancshares, Inc. 1997 Stock Compensation Plan

Palmetto Bancshares, Inc. 1997 Stock Compensation Plan

(Full titles of the Plans)

Jimmy C. Tallent

United Community Banks, Inc.

125 Highway 515 East

Blairsville, Georgia 30512

(706) 745-2151

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ __________________

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

This Post-Effective Amendment to Registration Statements on Form S-8 shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to the following registration statements on Form S-8 (collectively, the “Registration Statements”) of Palmetto Bancshares, Inc., a South Carolina corporation (the “Company”), which were filed with the Securities and Exchange Commission (the “SEC”):

1.	Registration Statement No. 333-174351, registering 2,000,000 shares of the Company’s common stock, under the Palmetto Bancshares, Inc. 2011 Stock Incentive Plan, which was filed with the SEC on May 19, 2011, as amended by Post-Effective Amendment No. 1 to Registration Statement No. 333-174351, registering an additional 200,000 shares of the Company’s common stock, under the Palmetto Bancshares, Inc. 2011 Stock Incentive Plan, which was filed with the SEC on July 18, 2013.
2.	Registration Statement No. 333-152997, registering 250,000 shares of the Company’s common stock, under the Palmetto Bancshares, Inc. 2008 Restricted Stock Plan, which was filed with the SEC on August 13, 2008.
3.	Registration Statement No. 333-108108, registering 100,000 shares of the Company’s common stock, under the Amended and Restated Palmetto Bancshares, Inc. 1997 Stock Compensation Plan, which was filed with the SEC on August 20, 2003.
4.	Registration Statement No. 333-66387, registering 175,000 shares of the Company’s common stock, under the Palmetto Bancshares, Inc. 1997 Stock Compensation Plan, which was filed with the SEC on October 30, 1998.

On April 22, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with United Community Banks, Inc., a Georgia corporation and the holding company for United Community Bank (“United”). On September 1, 2015, pursuant to the Merger Agreement, the Company was merged with and into United, with United being the surviving entity (the “Merger”).

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offerings, the Company removes from registration any and all shares of the Company common stock that were registered for issuance and that have not been sold by the holders of such securities through the Registration Statements as of the effective time of the Merger. The Company is filing the Post-Effective Amendment to reflect the deregistration of such securities.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Form 8-K, filed with the SEC on April 22, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant (as successor to Palmetto Bancshares, Inc.) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blairsville, State of Georgia, on this September 8, 2015.

UNITED COMMUNITY BANKS, INC.
(as successor to Palmetto Bancshares, Inc.)

By:	/s/ Jimmy C. Tallent
Jimmy C. Tallent
Chairman and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.